Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BrightSpring Health Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common stock, $0.01 par value per share(1)	Rule 457(a)	61,333,334	$18.00	$1,104,000,012	(2)	0.00014760	$162,951

	Other	% Tangible Equity Units(3)	Rule 457(a)	9,200,000	$50.00	$460,000,000	(2)	0.00014760	$67,896

	Equity	Stock Purchase Contracts included as part of the Tangible Equity Units	Rule 457(i)	—	—	—			—	(4)

	Equity	Common stock, $0.01 par value per share underlying the Stock Purchase Contracts	Rule 457(i)	—	—	—			—	(4)

	Debt	Amortizing Notes included as part of the Tangible Equity Units	Rule 457(i)	—	—	—			—	(4)

Fees Previously Paid	Equity	Common stock, $0.01 par value per share(1)	Rule 457(o)	—	—	$100,000,001	(5)	0.00014760	$14,761

	Other	% Tangible Equity Units(3)	Rule 457(o)	—	—	$100,000,001	(5)	0.00014760	$14,761

	Total Offering Amounts					$1,564,000,012			$230,847

	Total Fees Previously Paid								29,521

	Total Fee Offsets								—

	Net Fee Due								$201,326

(1)	Includes 8,000,000 shares of common stock that are subject to the underwriters’ option to purchase additional shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)

Includes 1,200,000 Tangible Equity Units that are subject to the underwriters’ option to purchase additional Tangible Equity Units. Each Tangible Equity Unit is comprised of a stock purchase contract and an amortizing note. This registration statement also registers an estimated 27,878,760 shares of the Registrant’s common stock that are issuable upon settlement of the purchase contracts that are a component of the Tangible Equity Units registered hereby, at the initial rate of 3.0303 shares of common stock per purchase contract, based on the assumed initial public offering price of $16.50 per share, which is the midpoint of the estimated price range set forth on the cover page of the common stock prospectus which forms a part of this registration statement and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts. Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon settlement of the purchase contracts because no additional consideration will be received in connection with the settlement. The number of shares of the Registrant’s common stock issuable upon such settlement will vary based on the public offering price of the common stock registered hereby. The number of the Registrant’s shares issuable upon settlement of the purchase contracts is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Pursuant to Rule 416 under the Securities Act, the number of the Registrant’s shares to be registered includes an indeterminable number of shares that may become issuable upon settlement of the purchase contracts as a result of such anti-dilution adjustment, solely to the extent permitted by Rule 416.

(4)	No fee pursuant to Rule 457(i) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.